Exhibit 99.1

                       RESTRICTED STOCK PURCHASE AGREEMENT

This is an agreement ("Agreement") between Lance Rudelsheim ("Seller") and Avi Abramovitch Trust Comapny ("Buyer") made this 27th day of August 2003.

WHEREAS:

A. Seller owns 5,000,000 shares (the "Shares") of BERT Logic Inc. a company incorporated under the laws of the state of Washington State (the "Company"); and
B. Seller wishes to sell 80,000 Shares of the Company (the "Contract Shares") to the Buyer.

NOW, THEREFORE, the parties hereto agree as follows:

1.   Purchases and Sale of Contract Shares

         (a) Seller hereby agrees to sell the Contract Shares to the Buyer at a purchase price per share, which shall be $.002 per share for a total of $160 (the "Consideration") and payable in full on the date of this Agreement.

         (b) The closing of the transaction shall occur when this Agreement is executed by Seller. On the closing and pursuant to an Escrow Agreement dated August 20, 2003, Buyer shall deliver through First American Stock Transfer Inc. the Consideration to Seller.

         (c) Pursuant to an Escrow Agreement dated August 20, 2003, Seller shall deliver through First American Stock Transfer Inc. the Contract Shares to the buyer free and clear of all liens, claims or encumbrances.

3.       Representations and Warranties

         (a) As an inducement for Buyer to enter into this Agreement, Seller represents and warrants that:

                  (ii) Seller has the lawful power and authority to enter into this Agreement;

                  (iii) Seller owns the Shares free and clear of all liens, claims or encumbrances; and

                  (iv)     Seller   is  not  aware  of  any   material   adverse
                           information with respect to the Company.

                  (v) Seller represents that there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened against the Company.

                  (vi) Seller represents that there are 6,000,000 shares of common stock outstanding as of the date hereof., of which 5,000,000 shares are restricted.

                  (vii) Seller, as the sole officer and director of the Company, does hereby, upon execution of this Agreement , appoint Bob Pico as a member of the Board of Directors of the Company. Simultaneously and also upon execution of this Agreement, the Seller hereby resigns from his positions as both an officer and director of the Company. Mr. Pico, as the new sole director, shall thereafter, at his discretion, appoint the new officers of the Company.


                  (viii) As a condition to closing, Seller, on behalf of the Company, shall execute an amendment to the Reach Technologis, Inc./Bert Logic Inc License Agreement which shall be attached hereto as Exhibit A. After signing such Amended License Agreement, Seller represents that there are no debts owed by the Company. Furthermore, Seller shall immediately assign control of the Bert Logic Trust Account ("Tust Account") currently held at the Company's counsel, Ogden Murphey Wallace, to the new officer and director of the Company as appointed under this Agreement. The amount in such Trust Account shall equal approximately U.S. $5,553.

                  (viii) Seller represents on behalf of the Company that there are no taxes, State or Federal, currently due and that all required filings have been filed accordingly.

       (b) As an inducement for Seller to enter into this Agreement, Buyer represents and warrants that Buyer has the lawful power and authority to enter into this Agreement.

3. Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit or the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement may be signed by fax and in counterpart.

4. Governing Law, This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to the conflict of laws principles thereof.


In witness hereof the parties hereby affix their signatures.

SELLER                                  BUYER

--------------------------              ---------------------------------